                                                         Exhibit 99(1)

Crop Growers Corporation                contact Bob Rousey          208-666-5340


FOR IMMEDIATE RELEASE

Crop Growers Reports Charges From Independent Counsel Investigation

Great Falls, MT -- May 30, 1996 -- Crop Growers Corporation (NASDAQ:CGRO) said it was informed today that it has been indicted by a federal grand jury in Washington, D.C. in connection with the previously announced investigation of the Company being conducted by the Independent Counsel appointed to investigate matters relating to former Secretary of Agriculture Mike Espy. The indictment alleges violations of federal election campaign contributions, securities and other laws relating to campaign contributions made to the 1993 Congressional primary campaign of Henry Espy, brother of Mike Espy. The Company intends to vigorously defend against the allegations made in the indictment.

The Company's former President and Chief Executive Officer John Hemmingson and former Executive Vice president Gary Black were also indicted. Hemmingson and Black have resigned as directors of the Company and are on leaves of absence.

Crop Growers markets and services federal multi-peril crop insurance and crop hail insurance for third party insurance companies and its own insurance company subsidiaries. Crop Growers is the nation's second largest servicer of crop insurance. The Company also develops, markets, and sells farm management software and related mapping products.


                                       5